Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-229711) of Popular, Inc. of our report dated June 28, 2024 relating to the financial statements and supplemental schedule of the Popular, Inc. Puerto Rico Savings and Investment Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

June 28, 2024